Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-231118

August 11, 2020

EVERSOURCE ENERGY

Pricing Term Sheet

Issuer:	Eversource Energy
Security:

$300,000,000 3.45% Senior Notes, Series P, Due 2050 (the “Notes”), which will be part of the same series of debt securities issued on January 10, 2020 by the Issuer in the amount of $350,000,000 (the “Existing Notes”).

Principal Amount:	$300,000,000 (for an aggregate principal amount outstanding of $650,000,000, together with the Existing Notes)
Maturity Date:	January 15, 2050
Coupon:	3.45%
Benchmark Treasury:	2.00% due February 15, 2050
Benchmark Treasury Price / Yield:	116-05+ / 1.335%
Spread to Benchmark Treasury:	125 basis points
Yield to Worst:	2.585%
Price to Public:	117.540% of the principal amount, plus accrued interest from July 15, 2020.
Accrued Interest:	$833,750
Interest Payment Dates:	Semi-annually on January 15 and July 15 of each year, commencing on January 15, 2021. The interest payment on January 15, 2021 will include accrued interest from, and including, July 15, 2020.
Redemption Provisions:	Make-whole call at any time prior to July 15, 2049 (six months prior to the Maturity Date) at a discount rate of Treasury plus 20 basis points and on or after such date at par.
Trade Date:	August 11, 2020
Settlement Date*:	August 14, 2020 (T+3)
Qualified Reopening:

The offering of the Notes is expected to qualify as a “qualified reopening” of the Existing Notes under the United States Treasury Regulations. See “Certain United States Federal Income Tax Consequences” in the Preliminary Prospectus Supplement dated August 11, 2020.

Concurrent Offerings:	The Issuer is also offering $300,000,000 of its 0.80% Senior Notes, Series Q, Due 2025 and

$600,000,000 of its 1.65% Senior Notes, Series R, Due 2030.
CUSIP / ISIN:	30040W AH1 / US30040WAH16
Ratings**:	Baa1 (Moody’s); BBB+ (S&P); BBB+ (Fitch)
Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC BofA Securities, Inc. Goldman Sachs & Co. LLC MUFG Securities Americas Inc. TD Securities (USA) LLC Wells Fargo Securities, LLC
Passive Lead Arrangers:	J.P. Morgan Securities LLC
Mizuho Securities USA LLC
PNC Capital Markets LLC
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.
Co-Manager:	Samuel A. Ramirez & Company, Inc.

* Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes in the secondary market prior to the date that is two business days before the settlement date will be required, by virtue of the fact that the notes initially will settle T+3 (on August 14, 2020) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.  Purchasers of notes who wish to trade notes prior to the date that is two business days before the settlement date should consult their own advisors.

** Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus, as supplemented) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus (as supplemented) if you request it by contacting BNY Mellon Capital Markets, LLC toll-free at (800) 269-6864; BofA Securities, Inc. toll-free at (800) 294-1322 or by email at dg.prospectus_requests@bofa.com; Goldman Sachs & Co. LLC toll-free at (866) 471-2526; MUFG Securities Americas Inc. toll-free at (877) 649-6848; TD Securities (USA) LLC toll-free at (855) 495-9846; or Wells Fargo Securities, LLC toll-free at (800) 645-3751.